                                                                   EXHIBIT 10.13

                     MANUFACTURING AND PURCHASE AGREEMENT


     This Manufacturing and Purchase Agreement (the "Agreement") is entered into this 24th day of February, 1996 by and between Storm Primax, Inc., a California corporation having a place of business at 1861 Landings Drive, Mountain View, California 94043 ("Storm Primax") and Primax Electronics, Ltd., an ROC corporation having a place of business at 6F, No. 159, Kang Ning St., Hsi Chih Town, Taipei Hsien, Taiwan, Republic of China ("Primax Taiwan").

                                    RECITALS

     A. Pursuant to the terms of an Agreement and Plan of Reorganization dated of even date herewith (the "Reorganization Agreement"), a wholly-owned subsidiary of Storm Software, Inc. was merged into Primax Electronics (USA), Inc. ("Primax USA"), and Primax USA, the surviving entity is now a wholly-owned subsidiary of Storm Primax, the successor corporation to Storm Software, Inc.

     B. Primax Taiwan is in the business of and has expertise in manufacturing image scanning products and as a condition of the Reorganization Agreement, Storm Primax has agreed to have certain Storm Primax proprietary A6 image scanning products manufactured by Primax Taiwan under the terms and conditions of this Agreement.

     C. This Agreement is an Ancillary Agreement, as defined in the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the mutual representations and covenants of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Storm Primax and Primax Taiwan agree as follows:

     1.  Definitions.  For purposes of this Agreement, the following terms will
         -----------
have the respective meanings indicated below:

          1.1 "A6 Products" means all image scanning products and technology which accept photos up to a maximum of five (5) inches in width, excluding hand scanners which are not made to be attached to a feeder base.

          1.2 "Asset Transfer Agreement" means the Asset Transfer Agreement of even date herewith by and between Storm Primax and Primax Taiwan, which agreement is incorporated herein by reference.

          1.3 "Closing Date" means the date of the closing under the Reorganization Agreement.

          1.4 "Confidential Information" means the technical information, know-how, technology, formulae, system designs, prototypes, ideas, inventions, improvements, layouts, software, concepts, techniques, discoveries, data, files, supplier and customer identities and lists, accounting records, forecasts, project management plans, marketing plans and business plans relating to this Agreement to which a party has proprietary rights, and all copies and tangible embodiments thereof (in whatever form or medium) conspicuously indicated as proprietary information, confidential information or a substantially similar legend that are not generally known by the public; provided, however, that any of the foregoing shall not be considered Confidential Information if the party receiving it can show that it: (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality on the receiving party's or any third party's part; (ii) was rightfully received by the receiving party from a third party not in violation of any contractual, legal or fiduciary obligation by such third party; (iii) was approved for release by written authorization by the party having rights therein; or (iv) was developed by the receiving party independently of the party having rights therein without breach of any confidentiality or other obligations; or (v) was disclosed by court order or other legal authority, provided that the party having rights therein is given an opportunity to oppose such disclosure and if disclosed, such information is only used for the specified legal purposes.

          1.5 "End User" means a purchaser or licensee of computer products who acquires such products for use rather than distribution or resale.

          1.6 "Enhancements" means any updates or bug fixes to a computer product.

          1.7 "Improvements" mean any and all improvements, Enhancements, modifications and new versions of A6 Products which are created, invented, discovered or made after the Closing Date.

          1.8 "Licensed Know-How" means the Confidential Information, designs, documentation, drawings, specifications, test information and all other data and information known to Storm Primax with respect to the design, manufacture, maintenance and use of the A6 Products, including, but not limited to, the Specifications and Schematics, and except as expressly set forth, includes all Object Code and Source Code.

          1.9 "Manufacturing Price" means the price Primax Taiwan charges Storm Primax for the manufacture of Retail Products, as determined by Section 4.1.

          1.10 "Net Invoice Amount" means the net amount invoiced by Primax Taiwan for shipments of OEM Products after deducting all customer discounts, freight, transportation or other allowances, sales or other taxes, COD or other delivery charges, insurance, credits, mailing costs and the like.

          1.11 "Object Code" means the fully executable machine-readable computer code which is directly executable and which, typically, is created by assembling or compiling Source Code.

          1.12 "OEM Customer" means a business entity which engages in distribution or resale of computer products bundled with other products and repackaged for distribution or resale as a stand-alone product directly or indirectly through its distribution channels to End Users.

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

          1.13 "OEM Product" means a version of an A6 Product for use and distribution by OEM Customers, and except as expressly set forth, includes all Improvements thereto.

          1.14 "Primax Taiwan" means Primax Electronics, Ltd., an ROC corporation.

          1.15 "Primax USA" means Primax Electronics (USA), Inc., a California corporation.

          1.16 "Products" means Retail Products and/or OEM Products, as applicable.

          1.17 "Reorganization Agreement" means the Agreement and Plan of Reorganization of even date herewith by and among Storm Software, Inc., a California corporation, Storm Acquisition Corporation, a wholly-owned subsidiary of Storm Software, Inc., Primax Electronics (USA), Inc., a California corporation, and Primax Taiwan, which agreement is incorporated herein by reference.

          1.18 "Retail Customer" means an End User or business entity which engages in distribution or resale of computer products as stand-alone products to End Users either directly or indirectly.

          1.19 "Retail Product" means a version of an A6 Product to be distributed to Retail Customers through all channels of distribution on a stand-alone basis, and except as expressly set forth, includes all Improvements thereto.

          1.20 "Source Code" means the human perceivable and modifiable computer code, including such programmer's notations so that a programmer reasonably skilled in programming can modify the relevant software.

          1.21 "Specifications and Schematics" means the product specification sheet and schematics for the A6 Products, and any other documents and materials relating to any A6 Product, now or in the future, that are necessary to manufacture and repair the A6 Products, as provided to Primax Taiwan by Storm Primax from time to time.

          1.22 "Storm Primax" means Storm Primax, Inc., a California corporation, the successor corporation to Storm Software, Inc.

          1.23 "Third Party Manufacturer" means a manufacturer engaged by Primax Taiwan to manufacture Products on behalf of Primax Taiwan which does not manufacture any product that directly competes with the Product to be manufactured.

     2.   Licenses.
          --------

          2.1    Manufacturing.
                 -------------

                 (a) Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Storm Primax grants to Primax Taiwan an exclusive (subject to Sections

2.1(c) and 2.1(d) below), non-transferable, royalty-free license to use the Licensed Know-How to (i) manufacture and repair Products; (ii) use and reproduce the Licensed Know-How in the course of manufacturing Products; and (iii) sublicense to Third Party Manufacturers the right to use and reproduce the Licensed Know-How (excluding any Source Code thereof) solely for purposes of manufacturing the Products.

                 (b) Primax Taiwan may not make any modifications of any kind to the Licensed Know-How Source Code except as expressly permitted above. Primax Taiwan's right to sublicense the Licensed Know-How is limited for the above express purpose and in all such sublicenses, Primax Taiwan agrees to afford the Licensed Know-How all of the intellectual property protections as are customary and ordinary in the usual conduct of its business with respect to other similar intellectual property which is proprietary to Primax Taiwan (but in no event with less than reasonable care). Primax Taiwan may not sublicense any of the Licensed Know-How Source Code to any third party (including Third Party Manufacturers) without Storm Primax's prior written consent.

                 (c) Notwithstanding the term "exclusive" in Section 2.1(a) above, the parties agree that (i) Storm Primax may purchase up to fifteen percent (15%) of its aggregate requirements for purchased dollar value of the Products from one or more manufacturers (based on Storm Primax's purchase price from such manufacturers) other than Primax Taiwan; and (ii) the detailed terms and conditions in Section 2.1(d) below shall apply.

                 (d) The parties agree that they intend for Primax Taiwan to be the highest quality, lowest cost manufacturer of Products for Storm Primax pursuant to the terms below:

                        (A) If Primax Taiwan's Manufacturing Price for a particular Product exceeds the lowest price offered by a third party to Storm Primax for the manufacture of such Product by greater than ten percent (10%) (assuming comparable manufacturing quality from such third party), Storm Primax will give Primax Taiwan written notice of such offer. Within thirty (30) days after such notice, Primax Taiwan will provide Storm Primax with a cost analysis and the parties will mutually agree upon a cost target for such Product that Primax Taiwan must implement within ninety (90) days after agreement on such cost target. If Primax Taiwan is unable to implement such cost target within the ninety (90) day period, Storm Primax may, in its discretion and upon two (2) weeks written notice to Primax Taiwan after the expiration of the ninety (90) day period, convert the exclusive manufacturing license to a non-exclusive license for such Product. Primax Taiwan may reinstate the exclusivity of the manufacturing license with respect to the Product provided that it first notifies Storm Primax in writing of, and Storm Primax reasonably confirms, Primax Taiwan's ability to manufacture the particular Product at the price equal to or less than the prices then being paid by Storm Primax to a third party manufacturer for such Product. The reinstatement of the exclusive manufacturing license shall be effective as soon as reasonably practicable after Storm Primax's competitive price confirmation (but in no event more than 90 days after such confirmation) , taking into account all facts pertaining to such third party manufacturer, including without limitation any agreement which Storm Primax may have with such party.

                        (B) If Primax Taiwan fails to deliver two acceptable quality shipments of Products out of any five (5) consecutive deliveries as defined in Section 7.2(b) below, Storm Primax and Primax Taiwan will meet within thirty (30) days after such occurrence to develop a mutually agreed upon plan to deliver acceptable shipments. If Primax Taiwan does not notify Storm Primax within ninety (90) days of such meeting that it is able to deliver acceptable shipments or advises that it is unable to deliver acceptable shipments, Storm Primax may, in its discretion and upon two (2) weeks written notice to Primax Taiwan after the expiration of the ninety (90) day period, convert the exclusive manufacturing license to a non-exclusive license for such Product and cancel all outstanding purchase orders submitted to Primax Taiwan (notwithstanding Primax Taiwan's acceptance of such purchase orders or Section 3.4(b) below) beginning with the first purchase order for such Product. In such event, Storm Primax agrees to purchase at the then prevailing market price materials in Primax Taiwan's inventory which have been inspected by Storm Primax and are specific to manufacturing Products under the canceled purchase orders. Primax Taiwan may reinstate the exclusivity of the manufacturing license with respect to the Product provided that it first notifies Storm Primax in writing of, and Storm Primax reasonably confirms, Primax Taiwan's ability to deliver acceptable shipments of the particular Product. The reinstatement of the exclusive manufacturing license shall be effective as soon as reasonably practicable after Storm Primax's confirmation of Primax Taiwan's ability to deliver acceptable shipments of Products (but in no event more than 90 days after such confirmation), taking into account all facts pertaining to any third party manufacturer, including without limitation any agreement which Storm Primax may have with such party.

                        (C) If Primax Taiwan fails or is unable to deliver a Product within ninety (90) days (or another mutually agreed upon period) of the date Storm Primax places its purchase order for such Product, Storm Primax and Primax Taiwan will meet within thirty (30) days after such occurrence to develop a mutually agreed upon plan to deliver shipments as scheduled. If Primax Taiwan does not notify Storm Primax within ninety (90) days of such meeting that it is able to deliver shipments on time or advises that it is unable to deliver shipments on time, Storm Primax may, in its discretion and upon two (2) weeks written notice to Primax Taiwan after the expiration of the ninety (90) day period, convert the exclusive manufacturing license to a non-exclusive license for such Product and cancel all outstanding purchase orders submitted to Primax Taiwan (notwithstanding Primax Taiwan's acceptance of such purchase orders or Section 3.4 below) beginning with the first delayed purchase order for such Product. In such event, Storm Primax agrees to purchase at the then prevailing market price materials in Primax Taiwan's inventory which have been inspected by Storm Primax and are specific to manufacturing Products under the canceled purchase orders. Primax Taiwan may reinstate the exclusivity of the manufacturing license with respect to the Product provided that it first notifies Storm Primax in writing of, and Storm Primax reasonably confirms, Primax Taiwan's ability to deliver the particular Product as specified by the purchase order from Storm Primax. The reinstatement of the exclusive manufacturing licensing shall be effective as soon as reasonably practicable after Storm Primax's confirmation, of Primax Taiwan's ability to deliver (but in no event more than 90 days after such confirmation), taking into account all facts pertaining to any third party manufacturer, including without limitation any agreement which Storm Primax may have with such party.

                        (D) Storm Primax may request that Primax Taiwan consent to an exception from the exclusive manufacturing license, which consent shall not be unreasonably withheld, in order for Storm Primax to engage a third party to manufacture a product not yet reduced to practice by Storm Primax but for which Storm Primax has obtained the right to distribute from a third party. Once Storm Primax reduces such product to practice and has developed its own proprietary Licensed Know-How for such Product, Storm Primax agrees to engage Primax Taiwan to manufacture such Product pursuant to the above manufacturing license, subject to all the terms and conditions of this Agreement.

                        (E) Without the prior consent of Primax Taiwan, Storm Primax may engage a third party to manufacture prototypes and engineering samples of Products.

                 (e)    New Products and Improvements.  Storm Primax will
                        -----------------------------
provide Primax Taiwan with the Licensed Know-How for any new Products and Improvements as soon as they become necessary for successfully manufacturing the Products to which the new Products and Improvements relate according to Storm Primax's specified order schedule, as may be modified from time to time. Primax Taiwan's use of such Licensed Know-How will be subject to the above license grant. All portions of the Licensed Know-How comprising Specifications and Schematics will be prepared in accordance with industry standards and practices and will be in English. Primax Taiwan will be responsible for all translations of the Specifications and Schematics or any other Licensed Know-How, if needed.

          2.2    Development.  Primax Taiwan agrees that it will devote its
                 -----------
attention and efforts to meeting the Storm Primax's manufacturing requirements under this Agreement.

          2.3    Distribution.
                 ------------

                 (a) Subject to the terms and conditions of this Agreement, effective as of the Closing Date, Storm Primax grants Primax Taiwan a non-exclusive, non-transferable, royalty-free license (including the right to sublicense through multiple tiers of sublicenses) to distribute Products existing as of the Closing Date (excluding Improvements thereto) as listed on
Exhibit 2.3(a) which it manufactures pursuant to the above license for OEM
- --------------
Customers and Retail Customers located in Europe, the Middle East and the Asia-Pacific markets. This distribution license shall be in effect for each Product until June 30, 1996. After June 30, 1996, Primax Taiwan agrees that it will have no rights whatsoever under this section to distribute A6 Products.

                 (b) Subject to the restrictions on distribution in the Asset Transfer Agreement, Primax Taiwan and Storm Primax agree as follows: Storm Primax and Primax Taiwan will meet within the first month of each calendar year during the term of this Agreement to establish Storm Primax's minimum annual distribution quotas for the aggregate of all OEM Products sold to OEM Customers in North America. The quotas will be based on United States dollars. If Storm Primax does not meet the quotas based on shipments from Primax Taiwan such that actual OEM Product distributions meet 65% or more of quota but fail to meet at least 85% of quota for OEM Products, Primax Taiwan agrees to cooperate and meet with Storm Primax to examine and evaluate the parties' relationship under this Agreement, discuss the causes of the quota shortfall and develop a mutually agreed upon written plan of action to increase OEM Product distributions in the following year. On the other hand, if Storm Primax does not meet the quotas based on shipments from Primax Taiwan such that OEM Product distributions are less than 65% of quota (except where due to manufacturing quality issues or, during the 1996 calendar year, failure of the OEM Product known as "PhotoDrive" to perform) for OEM Products, Primax Taiwan may elect to distribute its own or third party OEM Products only to OEM Customers worldwide, provided that Primax Taiwan gives Storm Primax at least six
(6) months prior written notice of its intent to distribute any such OEM Product. There will be no quota on Storm Primax's distributions of Retail Products. Primax Taiwan agrees that nothing in this section grants Primax Taiwan any rights to distribute Retail Products.

     3.   Order and Shipment Terms.
          ------------------------

          3.1    Order Procedure.
                 ---------------

                 (a) The terms and conditions of this Agreement shall apply to all orders for the Products and supersede any different or additional terms on purchase orders submitted to Primax Taiwan. Purchase orders submitted to Primax Taiwan are solely for the purpose of requesting delivery dates, quantities and specifying destination. All orders will be subject to the minimum order quantities specified in Exhibit 3.1(a) and as mutually agreed to for
                              --------------
future Products. All orders placed with Primax Taiwan shall be subject to acceptance by Primax Taiwan at its principal place of business. Unless Primax Taiwan rejects a purchase order by written notice to Storm Primax within five
(5) working days after receipt, such purchase order will be deemed accepted. Subject to Section 2.1(d)(C) above, Primax-Taiwan shall use reasonable efforts to ship Products by the delivery dates stated on accepted purchase orders, but Primax Taiwan shall not be liable under any circumstances for any damages to Storm Primax or to any other third party for Primax Taiwan's failure to fill, or errors in filling, any orders or delay in delivery. Subject to Section 2.1(d)(C) above, if orders for the Products exceed Primax Taiwan's inventory, Primax Taiwan shall allocate available inventory on a basis Primax Taiwan deems equitable in its sole and absolute discretion.

                 (b) For all Retail Product orders which Storm Primax elects to place with Primax Taiwan, or is required to place with Primax Taiwan subject to the terms of Sections 2.1(c) and 2.1(d), Storm Primax will submit purchase orders directly to Primax Taiwan.

                 (c) For all OEM Product orders which Storm Primax elects to place with Primax Taiwan, or is required to place with Primax Taiwan subject to the terms of Sections 2.1(c) and 2.1(d), Storm Primax will receive purchase orders from OEM Customers issued to Primax Taiwan and forward copies of such purchase orders to Primax Taiwan for acceptance pursuant to Section 3.1(a) above. All OEM agreements for the OEM Products will be between Storm Primax and the OEM Customer, with sales service to be provided by Storm Primax.

          3.2    Delivery.  Except as otherwise set forth in a purchase order or
                 --------
as otherwise mutually agreed upon between Primax Taiwan and Storm Primax, Primax Taiwan will ship all ordered Products within sixty (60) days after Primax Taiwan's acceptance of the applicable purchase order.

          3.3    Forecasts.   By the fifteenth day of each month, Storm Primax
                 ---------
will provide Primax Taiwan with written non-binding rolling 120 day forecasts of its Product requirements. Such forecasts shall be itemized on a Product by Product basis between Retail Products and OEM Products.

          3.4    Rescheduling and Cancellations.
                 ------------------------------

                 (a) With Primax Taiwan's prior written consent, Storm Primax may reschedule without charge the shipment of any accepted purchase order for a shipment date later than originally specified in the purchase order, provided that: (i) such rescheduled shipment date is within sixty (60) days after the original shipment date; (ii) Storm Primax does not reschedule the shipment date of the particular purchase order more than two (2) times; (iii) Primax Taiwan must receive all rescheduling requests for a particular purchase order within forty-five (45) days after Primax Taiwan's original acceptance of such purchase order; (iv) none of the resulting unit shipments are for less than the minimum order quantities specified in Exhibit 3.1(a); and (v) only a maximum of fifty
                              -----------
percent (50%) of each purchase order is to be rescheduled.

                 (b) Except as set forth in Sections 2.1(d)(B) and 2.1(d)(C), Storm Primax may not cancel any purchase order accepted by Primax Taiwan without the prior written consent of Primax Taiwan .

          3.5    Shipments, Risk of Loss, Title.
                 ------------------------------

                 (a) Primax Taiwan will ship Retail Products F.O.B. shipping port.

                 (b) Primax Taiwan will ship OEM Products F.O.B. shipping port directly to OEM Customers.

     4.   Payment Terms.
          -------------

          4.1    Prices.
                 ------

                 (a) For Retail Products, within a reasonable period after the Closing Date, the parties will determine the initial Manufacturing Prices and such prices shall be effective until reviewed and adjusted according to this
Section 4.1. The parties will meet to review Manufacturing Prices on mutually agreed to dates on or within thirty (30) days before January 1, April 1 and September 1 of each year. Any agreed upon adjustments will be effective for all orders accepted on or after such related date (January 1, April 1 and September
1) and continue in effect until further adjusted according to this provision. At each pricing review, Primax Taiwan will propose a Manufacturing Price based upon a build-up of manufacturing costs (to include materials cost, labor costs, overhead and general administrative costs directly related to the manufacturing process, but excluding research, development and other general administrative costs). Pursuant to Section 2.1(d)(A) above, Manufacturing Prices must be competitive with third party manufacturing prices in order to prevent Storm Primax from converting the exclusive manufacturing license to a non-exclusive license. Prices proposed by Primax Taiwan should take into account volume of all manufacturing for the Products and for

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

like components of other products manufactured by Primax Taiwan. Such proposal shall form the basis for the parties' good faith negotiations for implementing price adjustments, if at all.

                 (b) Notwithstanding the price reviews, the parties will also meet to review Manufacturing Prices in each of the following situations: (i) release of a new Product: (ii) an Improvement which results in a change in Primax Taiwan's manufacturing costs; (iii) any significant increase in volume for Products relative to forecasts as of the prior adjustment date which would allow for lower manufacturing costs due to volume discounts on materials; (iv) any bids for manufacturing of a Product by a third party (with comparable quality and terms) which are ten percent (10%) or more lower than the then current Manufacturing Price for such Product; (v) material changes in the market environment in order for such current Product to remain competitive in the market; or (vi) material changes in the manufacturing environment involving cost increases or decreases. For the purposes of subsection (iv) above, such pricing review must be completed subject to the terms of Section 2.1(d)(A) to avoid conversion of the manufacturing license to a non-exclusive license pursuant to
Section 2.1(d)(A) above.

                 (c) The price to Storm Primax for OEM Products delivered on or before June 30, 1996 will be ninety-five percent (95%) of Primax Taiwan's Net Invoice Amount. That is, Primax Taiwan will retain ninety-five percent (95%) of its Net Invoice Amount and pay over to Storm Primax five percent (5%) of Net Invoice Amount. For shipments of OEM Products delivered after on or after July 1, 1996, Storm Primax will receive from Primax Taiwan an amount equal to the difference between the price paid by the OEM Customer for such OEM Products and the cost to Primax Taiwan for manufacturing such OEM Products (and allowances for extending credit to OEM Customers) as reasonably determined by Primax Taiwan, and agreed to by Storm Primax, pursuant to the procedures set forth in
Section 4.1(a) above for Retail Products. The parties will also mutually agree upon how much of such amount will be allocable as a royalty to Storm Primax for Primax Taiwan's distribution of OEM Products to OEM Customers and how much will be allocable as a service commission to Storm Primax for providing sales and service support to such OEM Customers.

          4.2    Taxes and Duties.
                 ----------------

                 (a) Except as set forth in Section 4.2(b) below, in addition to any payments due under this Agreement, Storm Primax shall pay any taxes, duties or other amounts, however designated, which are levied or based upon such payments, or upon this Agreement, provided, however, that Storm Primax shall not be liable for taxes based on Primax Taiwan's net income.

                 (b) In addition to any other payments due under this Agreement, Primax Taiwan agrees to pay any taxes imposed by any governmental authority in the Republic of China with respect to any payment to be made by Storm Primax under this Agreement, payment to be made by Primax Taiwan under this Agreement or any item to be delivered by Primax Taiwan to Storm Primax or Storm Primax's OEM Customers or Retail Customers under this Agreement.

          4.3    Payment.
                 -------

                 (a) Storm Primax will be responsible for invoicing Retail Customers for all deliveries of Retail Products made by Primax Taiwan directly to Retail Customers and Storm Primax will pay for such Retail Products by wire transfer in U.S. dollars within ninety (90) days after invoice. Storm Primax will pay for Retail Products it receives directly from Primax Taiwan within ninety (90) days of Primax Taiwan's invoice for such Retail Products.


                 (b) Primax Taiwan will invoice all OEM Customers for OEM Products delivered by Primax Taiwan, and Storm Primax will be responsible for ensuring that amounts due to Primax Taiwan are paid by OEM Customers receiving OEM Products pursuant to the terms of the written agreements between Storm Primax and such OEM Customers. Primax Taiwan will be responsible for extending credit to OEM Customers during the 1996 calendar year and thereafter, the parties agree to review the credit responsibility as reasonably necessary. Storm Primax agrees that the payment terms of such agreements with its OEM Customers will not extend payment by a OEM Customer for more than ninety (90) days after invoice, except as may be consented to by Primax Taiwan.

                 (c) Primax Taiwan will pay Storm Primax for OEM Products as required by Section 4.1(c) above by wire transfer in U.S. dollars within five
(5) days after Primax Taiwan receives payment from OEM Customers.

     5.   Proprietary Rights.  Primax Taiwan acknowledges that the structure and
          ------------------
organization of the Products and Licensed Know-How are proprietary to Storm Primax. Storm Primax retains exclusive ownership of the Products and Licensed Know-How, except as otherwise provided for in the Asset Transfer Agreement regarding product and technology ownership and licensing. Primax Taiwan will take all reasonable measures to protect Storm Primax's proprietary rights in the Products and Licensed Know-How. Except as provided herein or in the Asset Transfer Agreement, Primax Taiwan is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises or licenses with respect to the Products or Licensed Know-How. All rights not expressly granted to Primax Taiwan under this Agreement are reserved to Storm Primax.

     6.   Confidentiality.
          ---------------

          6.1    Confidentiality of Agreement.  Each of the parties covenants to
                 ----------------------------
the other party that it will not in any manner disclose or divulge the contents of the Agreement or any of the material terms and conditions hereof to any third party, except as the other parties may expressly consent in advance in writing or as may be required in obtaining any necessary governmental or regulatory approval for the transactions contemplated hereby or as may otherwise be required by any applicable law.

          6.2    Treatment of Confidential Information.  For a period of five
                 -------------------------------------
(5) years after receipt of any Confidential Information, each party shall keep and maintain the other party's Confidential Information in strictest confidence and, except as otherwise expressly provided herein, each party: (i) shall not use the other party's Confidential Information, and (ii) shall not provide or otherwise make available, whether directly or indirectly, any of the other party's Confidential Information to any party other than: (a) to employees and officers of a party who require access to such Confidential Information for performance of their duties and who have signed a written nondisclosure agreement including the requirement to protect third party proprietary information or (b) to permitted sublicensees permitted under this Agreement who shall enter into a nondisclosure agreement to protect Confidential Information on terms no less restrictive than required in this Agreement, or (c) as required by any applicable law. Each party shall take all reasonable actions (by instruction, agreement or otherwise) necessary to maintain the confidentiality of the other party's Confidential Information. Notwithstanding the foregoing, each party shall be required to protect the other party's Confidential Information consistent with the same protections afforded its own Confidential Information in the ordinary conduct of its business but in no event with less than reasonable care.

          6.3    Return or Destruction.  Upon termination of this Agreement, or
                 ---------------------
at any other time if requested by a party, each party promptly shall return to the other party all Confidential Information received by it or its representatives by such other party unless the party provides assurances reasonably satisfactory to such other party that such Confidential Information has been destroyed.

          6.4    Source Code.  Primax Taiwan acknowledges that the Licensed
                 -----------
Know-How Source Code is a trade secret of Storm Primax and due to the importance of the confidentiality and trade secret status of the Licensed Know-How Source Code, Primax Taiwan agrees, in addition to complying with the requirements of this Section 6 as they related to the Licensed Know-How Source Code, to: (i) inform any employee that is granted access to all or any portion of the Licensed Know-How Source Code of the importance of preserving the confidentiality and trade secret status of the Licensed Know-How Source Code; (ii) maintain a controlled, secure environment for the storage and use of the Licensed Know-How Source Code; and (iii) use at least the same degree of care in preserving the confidentiality of the Licensed Know-How Source Code as it uses in the treatment of its own trade secrets. Primax Taiwan shall not permit others to attempt to discover the Licensed Know-How Source Code without the express written consent of Storm Primax.

     7.   Acceptance and Warranty.
          -----------------------

          7.1    Product Acceptance.  For each unit of Products, Storm Primax
                 ------------------
(or its designee) will have ten (10) calendar days from the date such unit is received by Storm Primax (or Retail Customers or OEM Customers) (the "Acceptance Period") to examine and test the Product for conformity to the Specifications and Schematics. During the Acceptance Period for each unit, Storm Primax (or its designee) may (i) accept the unit or (ii) reject the unit by notifying Primax Taiwan in writing of the manner in which the unit fails to conform to the Specifications and Schematics. Any unit not rejected by Storm Primax (or its designee) within the Acceptance Period will be deemed to be accepted as of the first day following the Acceptance Period. In the event that a unit is rejected, Storm Primax (or its designee) may, at Primax Taiwan's expense and without cost to Storm Primax (or its designee), either (i) return the unit to Primax Taiwan, freight collect, for replacement with a new conforming unit or (ii) permit the modification of the unit to correct the nonconformity (e.g., by providing replacement components and modification instructions). Units that are replaced or modified pursuant to this Section 7.1 will be subject to a new Acceptance Period. With respect to OEM Products, the acceptance provisions of this Section shall control unless they are inconsistent with the relevant terms of the written agreement between Storm Primax and the OEM Customer. In such event, the terms of such written agreement shall govern acceptance of the OEM Product by the OEM Customer, provided that Storm Primax has obtained Primax Taiwan's consent to such different terms.

          7.2    Defect Rates and Remedies.  The following remedies for
                 -------------------------
defective products will only extend to defects in Products caused by manufacturing errors and not design or development errors:

                 (a) In addition to the rights of Storm Primax to reject units of Products as more particularly set forth above, Storm Primax may, in its sole and absolute discretion, test (or cause any of its Retail or OEM Customers to test) any random sample of any Product shipment Storm Primax or Storm Primax's Retail or OEM Customers receives pursuant to the provisions of this
Section 7.2. Primax Taiwan and Storm Primax will mutually agree upon the testing procedures for each Product and update or modify such procedures as reasonably required. A sample of each shipment to be tested will be tested, and the corresponding shipment accepted or rejected according to the following guidelines:


                  Retail Products and Stand Alone OEM Products

Shipment                Test              Acceptance                   Rejection
Delivery Size        Sample Size           Criteria                    Criteria
- ------------------   -----------   -------------------------   -------------------------
501-1,200 units       80 units     2 defective units or less   3 defective units or more
1,201-3,200           125          3 defective units or less   4 defective units or more
3,201 +               200          5 defective units or less   6 defective units or more

                          OEM Products Built Into PC's

Shipment                Test              Acceptance                   Rejection
Delivery Size        Sample Size           Criteria                    Criteria
- ------------------   -----------   -------------------------   -------------------------
501-1,200 units       80 units     1 defective units or less   2 defective units or more
1,201-3,200           125          2 defective units or less   3 defective units or more
3,201 +               200          3 defective units or less   4 defective units or more


     With respect to OEM Products, the acceptance provisions of this Section shall control unless they are inconsistent with the relevant terms of the written agreement between Storm Primax and the OEM Customer. In such event, the terms of such written agreement shall govern random sample testing of OEM Products by the OEM Customer, provided that Storm Primax and Primax Taiwan have mutually agreed to such different terms in writing.

                 (b) If a shipment is rejected according to the above procedures and criteria, Storm Primax will immediately notify Primax Taiwan of the rejection. Primax Taiwan will then provide all reasonably requested and necessary technical support to test all units in such shipment and repair any defective units therein. Primax Taiwan shall pay for all such testing and repair of the units in such shipment, and any related costs or expenses thereof. If Storm Primax is unable to complete the testing and repair of defective units in such shipment within a reasonable period and with no more than reasonable efforts, Storm Primax may return the entire shipment to Primax Taiwan for testing and repair at Primax Taiwan's sole expense (including shipping costs to and from Storm Primax or Storm Primax's OEM Customer or Retail Customer). Neither Storm Primax nor any of its OEM Customers or Retail Customers will be invoiced for or have any obligation to pay Primax Taiwan for defective units of Product until and unless such defective units are repaired or replaced and Storm Primax (or its Retail or OEM Customer) confirms their conformance with the applicable Specifications and Schematics.

                 (c) The "Defect Rate" for each rolling four month period shall be defined as the fraction (expressed in percentage form) whose numerator is the number of total units of each specific Product which are both (i) returned to Storm Primax from its OEM Customers, Retail Customers and End Users; and (ii) found by Storm Primax upon such return to be defective according to the testing procedures established under Section 7.2(a), and whose denominator is equal to Storm Primax's total unit shipments of Products over the applicable four month period. If the Defect Rate exceeds three percent (3%) for any month for the combination of Retail Products and Stand Alone OEM Products, or two percent (2%) for any four month period for OEM Products built into PC's, Primax Taiwan shall, at Storm Primax's sole option, reimburse Storm Primax, or credit Storm Primax on open invoices, an amount equal to all shipping expenses incurred by Storm Primax during such four month period to repair or replace the number of defective units in excess of the three percent (3%) or two percent (2%) Defect Rates, as applicable.

          7.3    Product Warranty.  Primax Taiwan warrants to Storm Primax that
                 ----------------
for a period of sixteen (16) months from the date of shipment from Primax Taiwan to Storm Primax (or Storm Primax's OEM Customers or Retail Customers, as applicable) accepts a conforming Product pursuant to Section 7.1 (the "Warranty Period"), such Product will operate in substantial conformance to the Specifications and Schematics and will be free from any defects in material or workmanship. If any Product fails to substantially conform to the Specifications and Schematics or contains any other defects discovered during the Warranty Period, Storm Primax, in its discretion, may either (i) attempt to repair the Product itself at its own labor expense, provided that Primax Taiwan supplies and pays for any required parts or materials for all Products or (ii) return the defective Product to Primax Taiwan for repair or replacement (at Primax Taiwan's sole expense, including shipping costs from Storm Primax to Primax Taiwan). Storm Primax will be responsible for all costs of shipping defective units and parts to and from Storm Primax's OEM Customers and Retail Customers and to and from Storm Primax (except as provided for in Section 7.2(c) above). Primax Taiwan will be responsible for all return shipping costs of repaired or replacement units to Storm Primax.

          7.4    Primax USA Products.  Primax Taiwan agrees that it will comply
                 -------------------
with and assume all obligations under Primax USA's product warranties for the Product known as "Color Mobile Office" distributed to OEM Customers and Retail Customers prior to the Closing Date and after the Closing Date if such Products are distributed from Primax USA's inventory existing as of the Closing Date.

          7.5    Disclaimer.  EXCEPT FOR THE ABOVE WARRANTIES, PRIMAX TAIWAN
                 ----------
MAKES NO OTHER WARRANTIES RELATING TO THE PRODUCTS, EXPRESS OR IMPLIED, AND EXPRESSLY EXCLUDES ANY WARRANTY OF

FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY. THE ABOVE LIMITED WARRANTY DOES NOT EXTEND TO ANY DEFECTS IN THE PRODUCTS CAUSED DIRECTLY BY THE WILFUL MISCONDUCT OF STORM PRIMAX, ITS RETAIL CUSTOMERS OR ITS OEM CUSTOMERS.

     8.   Indemnification.
          ---------------

          8.1    Indemnity by Storm Primax.  Subject to Section 9 below, Storm
                 -------------------------
Primax agrees to defend, indemnify and hold harmless Primax Taiwan, its officers, directors, employees and sublicensees against any claims, demands, damages or actions (including reasonable attorneys' fees and costs) arising out of an actual or alleged infringement of any copyrights or patent rights under the laws of the Republic of China, Japan, United States, Canada and countries which are membersof the European Economic Community caused by Primax Taiwan's manufacture of any Improvements under this Agreement pursuant to and in accordance with the Licensed Know-How. The foregoing indemnity shall not apply to any infringement claim arising from any modification or use of the Licensed Know-How not authorized by Storm Primax in writing.

          8.2    Indemnity by Primax Taiwan.  Subject to Section 9 below,
                 --------------------------
Primax Taiwan agrees to defend, indemnify and hold Storm Primax harmless from any claims or damages (inclusive of Storm Primax's reasonable attorneys' fees and costs) made against Storm Primax as a result of a failure by Primax Taiwan to honor Product warranties as more particularly set forth in Section 7. Primax Taiwan shall be solely responsible for any claims, warranties or representations made by Primax Taiwan or Primax Taiwan's employees or agents which differ from those authorized by Storm Primax.

          8.3    Indemnification Procedure.  The above indemnities shall be
                 -------------------------
subject to the following procedures:

                 (a) The party receiving the indemnity ("Indemnitee") will notify the party with the indemnity obligation ("Indemnitor") of any third party claim, action or demand within ten (10) days after the Indemnitee receives notice thereof; provided, however, that failure or delay to provide such notification shall not reduce or otherwise affect the obligations of the Indemnitor, except to the extent that such failure or delay shall have materially prejudiced the Indemnitor's ability to defend against, settle or satisfy such claim or materially increase the cost thereof.

                 (b) The Indemnitor, at its expense, shall have the right to pay, compromise, settle or otherwise dispose of any such claim, provided that no compromise, settlement or disposal of such claim shall be entered into without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.

                 (c) The Indemnitee has the right to reasonably monitor and participate in the Indemnitor's defense (including the selection of counsel reasonably satisfactory to both Indemnitor and Indemnitee) or Indemnitee from any such claims. In any action defended by Indemnitor, Indemnitee shall at all times have the right to employ its own counsel, but the fees and expenses of such counsel shall be Indemnitee's own expense unless the employment of such counsel shall have been authorized by Indemnitor in connection with the defense of such claims. In such event, such fees and expenses shall be borne by Indemnitor.

     9.   Consequential Damages Waiver.  EXCEPT FOR A BREACH OF SECTION 6,
          ----------------------------
NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10.  Term and Termination.
          --------------------

          10.1   Term.  The term of this Agreement shall commence as of the
                 ----
Closing Date and continue for four (4) years. Thereafter, this Agreement will renew only upon the mutual written agreement of the parties.

          10.2   Termination With Cause.
                 ----------------------

                 (a) Each party may terminate this Agreement upon ninety (90) days written notice of a material breach of this Agreement if such breach is not cured within such ninety (90) day period.

                 (b) Either party may immediately terminate this Agreement after giving written notice if the other party shall become insolvent or upon any proceeding being commenced by or against the other party under any law providing relief to such other party as debtor.

          10.3   Rights Upon Termination.  Upon notice of termination of this
                 -----------------------
Agreement:

                 (a) Except as specifically permitted by the Asset Transfer Agreement and subject to the terms thereof, Primax Taiwan shall immediately cease, and cause its Third Party Manufacturers to cease, using the Licensed Know-How.

                 (b) In the event of termination by Storm Primax, Storm Primax, in its sole and absolute discretion, may (i) cancel all or part of any purchase orders submitted to Primax Taiwan without penalty (despite any acceptance thereof), provided that Storm Primax compensates Primax Taiwan for any materials, finished goods or work in process for such canceled orders at purchase price for such materials plus reasonable labor costs; (ii) purchase all or part of any Retail Products manufactured by Primax Taiwan as of the notice of termination; or (iii) require Primax Taiwan's completion of any outstanding purchase orders for OEM Products or Retail Products notwithstanding the fact that delivery dates for such orders may extend beyond the effective date of termination.

                 (c)    Upon termination of this Agreement:

                        (A) The payment date of all monies due either party shall automatically be accelerated so that they shall become due and payable on the effective date of termination, even if longer terms had been provided previously.

                        (B) All sublicenses of Third Party Manufacturers will terminate.

                        (C) Except as specifically provided by the Asset Transfer Agreement and subject to the terms thereof, Primax Taiwan will return or destroy all copies of the Licensed Know-How, and any other materials provided by Storm Primax to Primax Taiwan under this Agreement, in any form.

          10.4   Survival.  The following sections of this Agreement will
                 --------
survive any termination of this Agreement: 2.1(b), 4 ("Payment Terms"), 5 ("Proprietary Rights"), 6 ("Confidentiality"), 7 ("Acceptance and Warranty"), 8 ("Indemnification"), 9 ("Consequential Damages Waiver"), 10 ("Term and Termination") and 11 ("General Provisions").

     11.  General Provisions.
          ------------------

          11.1   Counterparts.  This Agreement may be executed simultaneously in
                 ------------
counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

          11.2   Assignability.  Except in the case of an assignment in
                 -------------
connection with a merger, reorganization, consolidation, change of domicile or sale of all or substantially all the assets of a party, neither Storm Primax nor Primax Taiwan may assign its rights and obligations, in whole or in part, under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

          11.3   Successors.  This Agreement shall be binding upon and shall
                 ----------
inure to the benefit of each party.

          11.4   Amendments.  This Agreement may be amended or supplemented only
                 ----------
by a writing that is signed by duly authorized representatives of both parties.

          11.5   Notices.  All notices permitted or required under this
                 -------
Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally,
(ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission, or (iv) by certified or registered mail, return receipt requested, five (5) days after deposit in the mail. All notices must be sent to the addresses below or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section 11.5.

     If to Primax Taiwan:  Primax Electronics, Ltd.
                                 6F, No. 159, Kang Ning St., Hsi Chih Town
                                 Taipei Hsien, Taiwan, ROC
                                 Attention:  Raymond Liang

     With a copy to:             Law Office of Robert D. Cochran
                                 5201 Great America Parkway, Suite 320
                                 Santa Clara, CA  95054
                                 Attention:  Robert D. Cochran

     If to Storm Primax:         Storm Primax, Inc.
                                 1861 Landings Drive
                                 Mountain View, CA  94043
                                 Attention:  L. William Krause

     With a copy to:             Gray Cary Ware & Freidenrich
                                 400 Hamilton Avenue
                                 Palo Alto, CA  94301
                                 Attention:  James M. Koshland

          11.6   Governing Law.  This Agreement will be governed by and
                 -------------
construed in accordance with the laws of the United States and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The United Nations Convention on the International Sale of Goods shall not apply to this Agreement in any manner whatsoever.

          11.7   Arbitration.  Any dispute arising out of this Agreement shall
                 -----------
be resolved by binding arbitration. The venue of the arbitration shall be in San Jose, California if brought by Primax Taiwan, and if brought by Storm Primax, the venue shall be in Taipei, Taiwan. The rules governing arbitration shall be the Judicial Arbitration and Mediation Services/Endispute Rules if the arbitration is in San Jose, and if in Taiwan, the rules governing arbitration shall be those as are customary for international arbitrations in Taiwan (such rules collectively and individually referred to as the "Rules"). A single arbitrator shall be selected according to the Rules within thirty (30) days of submission of the dispute to arbitration. The arbitration shall be conducted in English. Except as expressly provided above, no discovery of any kind shall be taken by either party without the written consent of the other party, provided, however, that either party may seek the arbitrator's permission to take any deposition which is necessary to preserve the testimony of a witness who either is, or may become, outside the subpoena power of the arbitrator or otherwise unavailable to testify at the arbitration. The arbitrator shall not have the power to award punitive damages, treble damages, or any other damages which are not compensatory, even if permitted under the laws of the State of California or any other applicable law. The arbitrator shall award the prevailing party its costs and its reasonable attorney's fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrator's fee. The arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration.

          11.8   Waiver.  No term or provision hereof will be considered waived
                 ------
by either party, and no breach excused by either party, unless such waiver or consent is in a writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other different or subsequent breach by such party.

          11.9   Severability.  In the event that any provision of this
                 ------------
Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.

          11.10  Force Majeure.  Neither party shall be liable hereunder by
                 -------------
reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other cause beyond the reasonable control of such party.

          11.11  Entire Agreement.  This Agreement, including all Exhibits to
                 ----------------
this Agreement, constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions and agreements, whether written or oral.

          11.12  Order of Precedence.  In the event of any inconsistency or
                 -------------------
ambiguity between or among the terms and conditions of this Agreement and the Reorganization Agreement, the inconsistency or ambiguity shall be resolved in the following order of precedent: (i) this Agreement; and (ii) the Reorganization Agreement.

          11.13  Effectiveness of Agreement.  Although this Agreement has been
                 --------------------------
executed by the parties on the date first above written, this Agreement shall become effective only on the occurrence of the closing under the Reorganization Agreement. If the Reorganization Agreement is terminated pursuant to Section 11 thereof, this Agreement shall become void and of no further force or effect.

          11.14  Attorneys' Fees.  The prevailing party in any dispute arising
                 ---------------
out of or related to this Agreement shall be entitled to recover its reasonable attorneys' fees and costs.

          11.15  No Agency.  Nothing contained herein shall be construed as
                 ---------
creating any agency, partnership or other form of joint enterprise between the parties.

          11.16  Headings.  The section headings appearing in this Agreement are
                 --------
inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.

          11.17  Injunctive Relief.  It is expressly agreed that a breach of
                 -----------------
Section 6 will cause irreparable harm to the non-breaching party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the non-breaching party will be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of such provision.

          11.18  Export Controls.  Primax Taiwan acknowledges that the laws and
                 ---------------
regulations of the United States restrict the export and re-export of commodities and technical data of United States origin, including the Products and Licensed Know-How. Primax Taiwan agrees that it will not export or re-export any of the Products of Licensed Know-How, or any portion thereof on any form without the appropriate United States and foreign government licenses.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Storm Primax:                         Primax Taiwan:

Storm Primax, Inc.                    Primax Electronics, Ltd.


By:_______________________________    By:____________________________________

Title:____________________________    Title:_________________________________